EXHIBIT 99.1

Criticare Systems, Inc.
20925 Crossroads Circle
Waukesha, WI 53186-4054

Mailing Address:
P.O. Box 26556
Milwaukee, WI 53225

Tel:  262.798.8282
Fax:  262.798.8290

www.ciusa.com

FOR IMMEDIATE RELEASE

Contact:  Emil Soika, President and CEO–Criticare         (262) 798-8282

Criticare Systems, Inc. announces a correction to the preliminary, unaudited fiscal 2007 fourth quarter and year end net sales statement issued July 26, 2007

MILWAUKEE--(BUSINESS WIRE)—September 21, 2007--CRITICARE SYSTEMS, INC. (AMEX:CMD– News). Criticare Systems Inc. today announced a correction to the preliminary, unaudited net sales for the quarter and year ended June 30, 2007.

It was determined on Thursday, September 20, 2007 that a $1,874,000 order by the ministry of health of the Republic of Iraq shipped in the fourth quarter of fiscal 2007, an order in which payment has been secured by a confirmed letter of credit, did not meet all the strict criteria for revenue recognition in accordance with SAB No. 104.  Due to the size and risks associated with a contract of this nature, the Company obtained a confirmed letter of credit to secure payment.  As a result, while the order met the revenue recognition criteria of ensuring collectibility, the terms of the letter of credit did not allow the transfer of title to occur until after June 30, 2007.  The preliminary, unaudited fiscal 2007 fourth quarter and year end net sales previously stated on July 26, 2007 were $9,500,000 and $33,290,000, respectively.  As a result of the revenue recognition criteria for this order not being met during the fourth quarter of fiscal 2007, the preliminary, unaudited fiscal 2007 fourth quarter and year end net sales will be reduced to $7,626,000 and $31,416,000, respectively.  The majority of this sale will be included in the first quarter results for fiscal 2008.

Criticare (www.csiusa.com) designs, manufactures, and markets cost-effective patient monitoring systems and noninvasive sensors for a wide range of hospitals and alternate health care environments throughout the world.

This press release contains forward-looking statements.  Such statements refer to the Company's beliefs and expectations.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described.  Such uncertainties include, but are not limited to, the timely completion of new products, regulatory approvals for new products, the risk of new and better technologies, risks relating to international markets, as well as general conditions and competition in the Company's markets.  Criticare does not believe its backlog of any date is indicative of its future sales.  Other risks are set forth in Criticare's reports and documents filed from time to time with the Securities and Exchange Commission.